Exhibit 10.3

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 30th day of April, 2004 (the “Effective Date”), by and between George J. Matz (“Matz”), an individual residing at 7343 Sawgrass Point Drive, Pinellas Park, Florida 33782, and Digital Lightwave, Inc. (“Digital”), a Delaware corporation.
RECITALS

WHEREAS, Matz and Digital have entered into the following agreements: (i) a written employment agreement dated April 13, 1998, (ii) a written addendum to the April 13, 1998 employment agreement dated February 9, 1999, (iii) a written addendum to the April 13, 1998 employment agreement dated October 18, 1999, (iv) a letter dated February 27, 2001, and (v) a Settlement of Employment Terms and Employment Letters dated January 28, 2002 (collectively, together with any other agreements between Matz and Digital not listed herein, the “Employment Agreements”); and

WHEREAS, Matz and Digital desire to resolve all disputes between them completely and to settle and to terminate finally and completely any and all claims, demands, liabilities and causes of action between them, including any claims of Matz arising under the Employment Agreements (collectively, the “Claims”); and

WHEREAS, Digital desires to engage Matz as a consultant in accordance with the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the covenants contained in this Agreement, and for further, good and valuable consideration, including, but not limited to, the mutual avoidance of further costs, inconvenience and uncertainties relating to the Claims, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

  Settlement Terms. In full and final satisfaction of all amounts owed by Digital to Matz under or relating to the Employment Agreements or the Claims or otherwise and all amounts owed by Digital to Matz for consulting services to be provided by Matz, the parties agree as follows:

  1.1    Digital shall pay to Matz the total sum of Fifty Thousand Dollars ($50,000.00) (the “Consulting Payment”). The Consulting Payment shall be payable as follows: (i) a lump sum payment of Fifteen Thousand Dollars ($15,000.00) on May 5, 2004, (ii) on May 31, 2004 and on the last day of each month thereafter through March 31, 2005, Digital shall pay to Matz the fixed sum of One Thousand Dollars ($1,000.00), and (iii) on April 30, 2005 and on the last day of each month thereafter through March 31, 2006, Digital shall pay to Matz the fixed sum of Two Thousand Dollars ($2,000.00). All such payments shall be made payable to Matz and shall be delivered to Matz at the address set forth in the preamble to this Agreement. Matz agrees to pay any and all local, state and federal income taxes which become due as a result of his receipt of the Consulting Payment. In the event that Digital shall fail to make any monthly payment due to Matz under this Section 1.1 when the same is due and payable, then Matz shall furnish Digital with written notice of default and Digital shall have ten (10) days from receipt of such written notice to cure such default. If Digital shall fail to make such monthly payment within such ten (10) day period, then the total remaining unpaid amount of the Consulting Payment may be declared immediately due and payable at the option of Matz. In addition, in the event of a default in making any payment under this Section 1.1, the entire unpaid balance then due shall bear interest from the date of occurrence of such default and continuing until such event of default shall have been cured, and after judgment and until collection, at the rate of ten percent (10%) per annum.

  1.2    On the Effective Date, Digital shall grant to Matz options (the “Stock Options”) to purchase 60,000 shares of common stock (the “Common Stock”) of Digital at an option exercise price equal to the Fair Market Value per share of the Common Stock on the Effective Date as determined under the Digital Lightwave, Inc. 2001 Stock Option Plan, as amended (the “Stock Option Plan”). The Stock Options shall in all instances be governed by the terms and conditions of the Stock Option Plan, including with respect to a “Corporate Transaction” as that term is defined in the Stock Option Plan. By his execution hereof, Matz acknowledges his receipt of a copy of the Stock Option Plan.

  1.3    For the period from May 1, 2004 through and including April 30, 2006 (the “Coverage Period”), Digital shall pay the premiums required to provide Matz with medical insurance coverage as offered to the employees of Digital from time to time during the Coverage Period. Following the Coverage Period, Digital agrees that Matz can apply for standard COBRA benefits and Matz shall be responsible for the payment of any premiums in connection therewith.

  Consulting Services. Digital hereby engages Matz as a consultant for the period from the Effective Date through and including March 31, 2006. Matz shall perform such consulting services as determined by Digital from time to time.

  Releases. Effective as of the Effective Date, the parties agree to release each other as follows:

  3.1    Matz, by and through himself, his personal representatives, heirs, trustees, successors, and assigns (the “Matz Group”), hereby fully releases and does forever discharge Digital and each of its present and former parents, subsidiaries, affiliates, shareholders, officers, directors, employees, agents, successors, attorneys, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the Matz Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the Effective Date, directly or indirectly related to the Employment Agreements, the Claims, or otherwise and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not release Digital from its obligations under this Agreement.

  3.2    Digital, by and through its duly elected officers, for itself, its present and former parents, subsidiaries, affiliates, members, officers, directors, employees, agents, successors, and assigns (the “Digital Group”), hereby fully releases and does forever discharge Matz and his personal representatives, heirs, trustees, successors, and assigns and each and all of them, of and from any and all past, present or future claims, debts, rights, liabilities, damages, costs, expenses, attorneys’ fees, causes of action, and lawsuits, of every kind, nature, or description, whether known or unknown, suspected or unsuspected, fixed or contingent, which the Digital Group ever had, now has or may hereafter acquire, upon or by reason of any matter, cause, event or thing whatsoever accruing, occurring or arising from the beginning of the world to the Effective Date, directly or indirectly related to the Employment Agreements, the Claims or otherwise and any and all claims based upon or in any way relating to any of the foregoing; provided, however, that this release shall not release Matz from his obligations under this Agreement.

  Confidentiality. Digital and Matz shall not voluntarily disclose to any person who is not a signatory to this Agreement any of the terms of this Agreement, except the parties may disclose this Agreement and any terms thereof (i) in response to a subpoena or other binding legal process that the party believes is lawfully issued and served, or (ii) in response to a request initiated by any state or federal regulatory agency, or (iii) to any person within their organization or professionals retained by their organization with a need to know the information, including, without limitation, senior management, internal and external counsel, auditors, regulators, etc. (provided, that in each case such party shall take reasonable measures to protect the secrecy of and avoid disclosure of the fact of this Agreement and its terms by such persons), or (iv) as otherwise required by law or SEC regulations. In the event any party is served with a subpoena or other binding legal process which calls for the disclosure of any information that is subject to this confidentiality provision, that party shall immediately notify the other party to this Agreement of the subpoena or other legal process and such other party shall take whatever action it deems necessary to protect its own interest. The parties further agree that if any party initiates any proceedings to enforce the terms of this Agreement, this Agreement and its contents shall be sealed in connection with such proceedings and shall remain confidential to the fullest extent possible by law. Nothing in this Agreement is intended by the parties to alter, eliminate, change, abrogate or reduce any disclosure requirement that any party hereto is (or at any time hereafter may be) obligated to comply with under the law.

  Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of Florida with respect to their obligations under this Agreement.

  Integration. This Agreement embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, including the Employment Agreements.

  Amendment. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by Matz and Digital, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

  Execution. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

  Representation by Counsel. Each of the parties represents and warrants that each of them has been represented by counsel in the negotiation of this Agreement, that each has read and understands the contents hereof, and that each has executed this Agreement knowingly, voluntarily, and willfully.

  Disclaimer. This Agreement is made in connection with a full, final and complete satisfaction and compromise of disputed claims and matters. Neither this Agreement nor any action or acts taken in connection with this Agreement or pursuant to it constitutes an admission by any party to this Agreement or by any other entity or person that any conduct or action was unlawful or in violation of any contract, agreement, understanding, custom, or obligation among or between any of the parties, or constituted any wrongdoing whatsoever.

  Termination of Employment Agreements. The parties agree that each of the Employment Agreements has been terminated and is null and void in all respects. Matz agrees that any options to purchase the Common Stock of Digital issued prior to the Effective Date are null and void in all respects.

  Attorneys’ Fees and Costs of Enforcement. The parties hereto agree that should it become necessary for any party hereto to employ an attorney to enforce any of its rights hereunder against any other party hereto, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to reimbursement from the non-prevailing party of all costs and expenses, including reasonable attorneys’ fees, costs of arbitration and court costs.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

/s/ G J Matz

GEORGE J. MATZ

DIGITAL LIGHTWAVE, INC.
By: /s/ James R. Green

Its: CEO